EXHIBIT (K)(I)

           ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT


       THIS AGREEMENT is made as of this 25th day of April, 2005, by and between Mount Yale Opportunity Fund, LLC, a Delaware limited liability company (the "Fund"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

       WHEREAS, the Fund is a limited liability company which is registered as a closed-end management investment company under the provisions of the Investment Company Act of 1940 (the "1940 Act"); and

       WHEREAS, the Fund is registering the offering and sale of its units of limited liability company interest in the Fund (the "Units") under the Securities Act of 1933, as amended ("1933 Act"), to "Eligible Investors" as defined in the Fund's Prospectus (together with the Fund's Statement of Additional Information, each as amended and in effect from time to time, the "Prospectus"), subject to substantial limits on transferability and resale; and

       WHEREAS, in pursuit of its investment objective, the Fund will invest its assets primarily in private investment funds ("Portfolio Funds") that are managed by a select group of investment advisers ("Portfolio Managers"); and

       WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration, fund accounting and recordkeeping services to the Fund.

       NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


1.     APPOINTMENT

       The Fund hereby appoints the Administrator as administrator, fund accountant and record keeper of the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


2.     SERVICES

       (a) Subject to the direction and control of the Fund's investment adviser, Mount Yale Asset Management, LLC (the "Adviser") and utilizing information provided by the Fund and its agents and service providers, the Administrator will provide the services listed on Schedule A hereto. The duties of

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

the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

       (b) The Adviser of the Fund shall cause the Portfolio Managers, prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Adviser or the Fund or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Adviser, the Fund, Portfolio Managers or service provider until receipt of written notice thereof from the Fund.

       (c) The Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Adviser's request.

       (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Fund. The Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Fund shall approve, in good faith, the method for determining the fair value of the securities. The Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. With respect to the underlying Portfolio Funds in which the Fund invests, the Administrator shall price such investments based on the valuations provided to it by the Adviser and/or the Portfolio Managers. The Administrator is authorized to rely on the prices provided by such service(s) or by the Adviser, Portfolio Managers or other authorized representative of the Fund without investigation or verification.

       (e) The Fund's Adviser has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the Securities Act, the 1940 Act, the Securities Exchange Act of 1934, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2002, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. The Administrator's monitoring and other functions hereunder shall not relieve the Adviser of its primary day-to-day responsibility for assuring such compliance.

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

       (f) The Fund hereby certifies that it has undertaken (or will undertake in a timely manner) all filings and other actions necessary to permit the Fund to lawfully offer and sell Units in the Fund to "Eligible Investors" as defined in the Prospectus under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Units. The Fund is not delegating to the Administrator any responsibility to monitor or otherwise take any actions with respect to the qualification for or maintenance of any applicable Federal or state securities law exemption unless specifically set forth in this Agreement and its Schedules.


3.     FEES; DELEGATION; EXPENSES

       (a) In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator a fee, computed and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any other service provider, the Administrator shall be entitled to additional fees as provided in Schedule B. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current services, or to add funds for which the Administrator has been retained. The Fund agrees to pay the Administrator's then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

       (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Fund's Limited Liability Company Operating Agreement, the Prospectus and the resolutions of the Fund's Adviser, if any. The fee for the period from the day of the month charges begin accruing under this Agreement until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

       (c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of the Adviser or any officers; any Securities and Exchange Commission (the "Commission") fees and state Blue Sky fees; advisory fees; charges of custodians, prime brokers, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, or notices, forms or applications and proxy materials for regulatory purposes and for distribution to prospective or current members; preparation, typesetting, printing, proofing and mailing and other costs of member reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the

Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's members and Adviser; fees and expenses associated with internet, e-mail and other related activities; expenses incurred for distribution of Units and extraordinary expenses. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions except as set forth on Schedule A, and then not unless and until it has received the amount of such fees from the Fund.

       (d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.


4. PROPRIETARY AND CONFIDENTIAL INFORMATION

       (a) The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund's members, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Adviser promptly and to secure instructions from a representative of the Adviser as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives shall not be subject to this paragraph.

       (b) The Administrator hereby acknowledges that in the normal course of its provision of services to the Fund it will come into possession of material nonpublic information concerning the Fund. Such information may include portfolio holdings, trading strategies and pending transactions not generally known to the public. The Administrator acknowledges and agrees that it has duties of confidentiality and care with respect to such material nonpublic information. The Administrator represents that it has implemented effective policies and procedures designed to safeguard such information and to ensure that no employee or other representative trades on such information, communicates it to others or otherwise misuses it.


5.     LIMITATION OF LIABILITY

       (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in

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

accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from or on behalf of the Adviser or an officer or representative of the Fund, or from a representative of any of the parties referenced in
Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Fund's Adviser, a Portfolio Manager or other representatives of the Fund, (iii) any liability arising from the offer or sale of any Unit by the Fund to "Eligible Investors" as defined in the Prospectus, or (iv) any action taken or omission by the Fund, the Adviser, Portfolio Managers or any past or current service provider.

       (b) The Administrator shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund's reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this agreement, the Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the Administrator's control include, without limitation, force majeure events. In the event of force majeure, computer or other equipment failures or similar events beyond its reasonable control, the Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

       (c) The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to (i) the Administrator's actions or omissions except to the extent a Claim resulted from the Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator's reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Fund, (iii) any breach of any of the Fund's obligations, representations or warranties hereunder, or (iv) any action taken by or omission of the Fund, its Adviser, any Portfolio Managers, or any past or current service provider.

       (d) The Administrator shall indemnify and hold harmless the Fund, its employees, agents, officers, managers, affiliates and nominees from and against any and all Claims arising out of or in any way relating to the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder.

       (e) In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under

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

any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.


6.     TERM

       (a) This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

       (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund.

       (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Adviser or person(s) designated by the Adviser at the Fund's reasonable cost and expense, and thereafter the Adviser or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all reasonable expenses associated with the transfer of records and materials and conversion thereof to a successor Fund accounting and administrative services agent, including reasonable duplication costs. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.     NON-EXCLUSIVITY

       The services of the Administrator rendered to the Fund are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment vehicles, including hedge funds.

8.     INSURANCE

       The Administrator shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the Administrator shall provide evidence that coverage is in place. The Administrator shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. The

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

Administrator shall notify the Fund of any material claims or regulatory actions against it that are relevant to the Administrator's performance of this Agreement and the Fund's continued retention of the Administrator. The Administrator shall notify the Fund should the total outstanding claims made by the Administrator under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

9.     GOVERNING LAW; INVALIDITY

       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.


10.    NOTICES

       Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Fund shall be sent to Mount Yale Opportunity Fund, LLC, 8000 Norman Center Drive, Suite 630, Minneapolis, MN 55437, Attention: John L. Sabre.


11.    ENTIRE AGREEMENT

       This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.


12.     COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.




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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers as of the day and year first above written.


MOUNT YALE OPPORTUNITY FUND, LLC
(the "Fund")


By:____________________________________________
     President and Chief Executive Officer


By: ____________________________________________
       Treasurer

UMB FUND SERVICES, INC.
("Administrator")



By:____________________________________________
     Executive Vice President



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



                                   SCHEDULE A
                                     TO THE
           ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT
                                 BY AND BETWEEN
                        MOUNT YALE OPPORTUNITY FUND, LLC
                                       AND
                             UMB FUND SERVICES, INC.


                                    SERVICES


Subject to the direction and control of the Fund's Adviser and utilizing information provided by the Fund and its agents, the Administrator will:

o provide office space, facilities, equipment and personnel to carry out its services hereunder;

o compile data for and prepare with respect to the Fund Semi-Annual Reports on Form N-SAR and make the necessary Commission filings related thereto;

o receive data for and prepare with respect to the Fund Annual Report of Proxy Voting Record on Form N-PX and make the necessary Commission filings related thereto;

o prepare and review the financial statement for the Fund's Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR and make the necessary Commission filings related thereto;

o provide financial and Fund performance information for inclusion in the Prospectus for the Fund (on Form N-2 or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

o assist in the acquisition of the Fund's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

o from time to time as the Administrator deems appropriate, check the Fund's compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund's Prospectus (but these functions shall not relieve the Fund's Adviser of its primary day-to-day responsibility for assuring such compliance);

o develop with legal counsel and the secretary of the Fund an agenda for each board meeting and, if requested by the Board of Managers, attend board meetings and prepare minutes;

o    prepare Form 1099s for board members and other Fund vendors;

o upon the advice and direction of Fund counsel, coordinate periodic tender offers for the Fund, distribute tender offer materials to all members, record member replies and make the necessary Commission filings related thereto (initial forms for such tender offers shall be prepared by Fund counsel);

o upon the advice and direction of Fund counsel, coordinate filings of Forms 3, 4 and 5 for the Fund's officers and board members;

o assist the Fund with its monitoring obligations under the USA PATRIOT Act by (1) at such time as directed by the Adviser, rejecting Subscription Agreements that are not accompanied by required identifying information;
     (2) checking identifying information against the LEXIS/NEXIS(R) AML database (or any successor thereto) licensed by the Administrator; (3) checking persons submitting Subscription Agreements against the Office of Foreign Asset Controls (OFAC) list; (4) upon consultation with the Adviser, filing a suspicious activity report with the appropriate authorities; (5) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator's implementation of the Fund's monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator's implementation of such monitoring obligations on behalf of the Fund;

o prepare and file state securities qualification/notice compliance filings, with the advice of the Fund's legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amount of Units to initially and subsequently qualify and the warning threshold to be maintained

o on a periodic basis, pursuant to the terms of the Limited Liability Company Operating Agreement, prepare a report reflecting the Fund's performance and provide comparisons of performance information to pertinent benchmarks;

o assist in the preparation of the Fund's annual financial reports, subject to the review and approval of the Fund and the Fund's independent accountants;

o review subscription documents for reasonableness; provided, however, the Adviser remains solely responsible for determining "Eligible Investor" status as defined in the Prospectus;

o at the direction of the Adviser, establish and maintain member capital accounts for each investor;

o    coordinate processing and reporting of investor activity;

o calculate items of income, expense, gain and loss, and allocate such items to individual members' capital accounts in accordance with the Fund's Limited Liability Company Operating Agreement;

o enter all Portfolio Fund and security transactions into the accounting records;

o    receive and record all transaction information provided by the Adviser;

o where applicable, verify individual security settlements with the custodian/prime broker;

o    maintain a security ledger of transactions;

o    maintain individual tax lots for each security purchase/sale;

o    determine realized gains or losses on security trades;

o monitor individual investments for corporate actions, cash dividends and capital changes;

o coordinate the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties) for execution by the Fund, subject to the review and approval of the Fund and the Fund's independent accountants;

o    coordinate completion of tax allocations;

o    track book-to-tax differences in the accounting records;

o    calculate contractual expenses (E.G., advisory fees);

o determine and periodically monitor the Fund's income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

o calculate net asset values of the Fund (i) in accordance with the Fund's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the pricing service(s), the Portfolio Funds in which the Fund invests and the Fund's Adviser, if applicable, as provided herein;

o    maintain all general ledger accounts and related subledgers;

o maintain the accounts, books, records and other documents produced by the Administrator in connection with its services hereunder;

o in connection with its duties under this Agreement, use reasonable efforts to cooperate with all reasonable requests of the Fund related to the Fund's administration and monitoring of the Fund's compliance program as adopted by the Board of Managers pursuant to Rule 38a-1 under the Investment Company Act of 1940 as amended, a copy of which has been provided to the Administrator;

o provide compliance review of Fund sales literature and marketing materials and assist the Fund's distributor with its responsibilities related to filing such materials as reasonably requested;


o generally assist in the Fund's administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

                                   SCHEDULE B
                                     TO THE
           ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT
                                 BY AND BETWEEN
                        MOUNT YALE OPPORTUNITY FUND, LLC
                                       AND
                             UMB FUND SERVICES, INC.


                                      FEES



ANNUAL ASSET-BASED FEES

         Up to $250 million                                                                     12.0 basis points, plus
         Next $250 million                                                                      10.0 basis points, plus
         Next $250 million                                                                       7.5 basis points, plus
         Over $750 million                                                                             5.0 basis points

Minimum Annual Fee

Minimum annual asset-based fee                                                                                 $75,000*


*The minimum annual fee is discounted to $37,500 in the first year and to $56,250 in the second year after inception/conversion. In the third year and thereafter, the minimum annual fee is $75,000.

Beginning after year 1, the minimum annual fee is subject to an escalation equal to the increase in the Consumer Price Index-Urban Wage Earners (CPI), not to exceed 5% per year.

GROSS ASSET FEE

To the extent that total assets of the Fund exceeds two times the level of net assets, a gross asset fee of three basis points will be imposed on the excess of total assets over net assets.

INVESTOR SERVICES


Per investor, per month                                                                                          $20.00

USA PATRIOT ACT FEES

         Base fee (per year)                                                                                     $2,000
         Research (per item)                                                                                      $2.50
         Additional account set-up  (per non-individual account)*                                                 $1.00
         Suspicious Activity Report filing (per occurrence)                                                      $25.00

*e.g., business account, trust account, partnership account, etc.

STATE INVESTOR FILING FEES

Per filing                                                                                                         $200

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


FEDERAL K-1 REPORTING FEE

Per K-1                                                                                                            $200

STATE TAX RETURN FEE

Per tax return                                                                                                   $2,000

Per K-1, where applicable                                                                                          $100


PROGRAMMING AND PROJECT FEES

Additional fees at $175 per hour or as quoted by project may apply for special programming to meet your servicing requirements or to create custom reports.

OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include but are not limited to: pricing services; EDGAR filing fees (where applicable); designing, typesetting and printing of reports, etc.; photocopying; express delivery charges; and travel on behalf of company business.


COMPLIANCE REVIEW OF SALES LITERATURE

In addition to the above fees, the Fund shall pay to the Administrator a fee based on the reasonable time spent by representatives of the Administrator providing compliance review of sales literature and marketing materials at the rate of $150 per hour. Such time shall be specifically tracked and documented by the Administrator.


Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.



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